Exhibit 99.1

Manitex International, Inc. Reports Fourth Quarter and Full Year 2016 Results

Bridgeview, IL, March 6, 2017 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of truck and knuckle boom cranes and compact track loaders, today announced Fourth Quarter and Full Year 2016 results.

Net revenues for the fourth quarter were $65.0 million compared to $76.1 million in the prior year’s period and GAAP net loss attributable to shareholders of Manitex International was $(14.3) million, or $(0.88) per share compared to a net loss attributable to shareholders of Manitex International of $(5.5) million, or $(0.34) per share in the fourth quarter of 2015. The Company reported a fourth quarter net loss from continuing operations attributable to shareholders of Manitex International of $(7.0) million or $(0.44) per share, compared to net loss from continuing operations attributable to shareholders of Manitex International of $(3.8) million or $(0.24) per share for the three months ended December 31, 2015. Adjusted net income* of $0.3 million or $0.02 per share for the fourth quarter of 2016 compared to adjusted net loss of $(2.1) million or $(0.13) for fourth quarter 2015.

Fourth Quarter 2016 Financial Highlights for Continuing Operations:

•	91% increase in backlog to $51.9 million as of January 31, 2017, compared to $27.1 million at the end of the third quarter of 2016.

•	Adjusted for divestitures, net sales improved sequentially from $62.6 million in Q3 to $65.6 million in Q4, or 4.8%.

•	Adjusted EBITDA* increased nearly 400 basis points to $4.4 million, or 6.8% of sales, for the fourth quarter of 2016 compared to adjusted EBITDA of $2.2 million, or 2.9% of sales for the fourth quarter of 2015.

•	Adjusted gross margin* increased to 20.7% for the fourth quarter 2016 compared to 16.8% in the fourth quarter of 2015.

•	Adjusted net income* of $0.3 million or $0.02 per share for the fourth quarter of 2016 compared to adjusted net loss of $(2.1) million or $(0.13) for fourth quarter 2015.

•	$25.3 million reduction in North American recourse debt in the quarter.

•	Cost reductions of $3.6 million achieved in the quarter and $11.0 million for the full year represented 192% of 2016 target.

*	Adjusted Numbers are defined in non-GAAP explanation at end of this release.

Chairman and Chief Executive Officer, David Langevin commented, “As we have consistently indicated throughout the year, demand in the bulk of the industrial equipment markets we serve remained at very low levels in 2016, which resulted in a drop-off in sales throughout our product lines at Manitex. However, we have made excellent progress in transforming the company, as we took steps that would optimize our margin profile and reduce our debt. These steps included the divestiture of CVS Ferrari and Liftking, the continued rebuild of ASV, and cost reduction initiatives which saved us nearly $11 million in 2016, ahead of plan for the second consecutive year.

“These actions during the transitional year of 2016 have positioned us well to take advantage of the strengthening backlog which as we have reported, is up 91% since September, and give us optimism that we can recapture what we estimate to be an incremental $175 million in peak-level revenues in our remaining crane businesses. As we scale up, and layer our production to meet demand, we are targeting EBITDA margins in the 10%-plus range, which is what we have historically experienced in the crane business, unencumbered by the lower margin materials handling businesses that are no longer part of the enterprise. We continue to manage our growth conservatively, and not put undue stress on our balance sheet, and are cautiously optimistic that we will see improvements in our financial results as we gradually come out of a multi-year cyclical downturn.”

“We enter 2017 a more focused company with an increasing global presence in the mobile crane markets and anticipate improving financial performance throughout 2017. We are currently planning our straight-mast crane production out into the second half of this year and retain a product portfolio that we believe is well-positioned for a recovery in our niche markets.”

Segment Reporting

Continuing Operations	As Reported		As Adjusted
Q4 Segment Results	Three Months Ended December 31		Three Months Ended December 31
$000	2016	2015	2016	2015
Consolidated
Net Revenues	64,979	76,139	65,617	76,139
Operating Income	(3,033)	(1,879)	1,802	(534)
Operating Margin %	-4.7%	-2.5%	2.7%	-0.7%
Lifting Segment
Net Revenues	37,204	48,732	37,502	48,732
Operating Income	(1,061)	72	2,058	1,087
Operating Margin %	-2.9%	0.1%	5.5%	2.2%
ASV Segment
Net Revenues	25,051	25,773	25,051	25,773
Operating Income	1,226	176	1,696	176
Operating Margin %	4.9%	0.7%	6.8%	0.7%
Equipment Distribution Segment
Net Revenues	3,693	2,853	4,033	2,853
Operating Income	(1,325)	(146)	(723)	(146)
Operating Margin %	-35.9%	-5.1%	-17.9%	-5.1%
Corporate & Eliminations
Revenue eliminations	969	1,219	969	1,219
Corporate charges & inter segment profit in inventory	1,873	1,981	1,229	1,651

Continuing Operations	As Reported		As Adjusted
Full Year Segment Results	Full Year Ended December 31		Full Year Ended December 31
$000	2016	2015	2016	2015
Consolidated
Net Revenues	288,959	319,681	290,041	319,681
Operating (Loss) Income	(1,715)	5,208	6,205	11,028
Operating Margin %	-0.6%	1.6%	2.1%	3.4%
Lifting Segment
Net Revenues	172,405	193,436	172,964	193,436
Operating Income	2,301	8,557	7,430	10,882
Operating Margin %	1.3%	4.4%	4.3%	5.6%
ASV Segment
Net Revenues	103,803	116,935	103,803	116,935
Operating Income	6,009	5,496	6,479	6,416
Operating Margin %	5.8%	4.7%	6.2%	5.5%
Equipment Distribution Segment
Net Revenues	16,404	13,216	16,927	13,216
Operating (Loss) Income	(2,893)	(136)	(2,398)	(136)
Operating Margin %	-17.6%	-1.0%	-14.2%	-1.0%
Corporate & Eliminations
Revenue eliminations	3,653	3,906	3,653	3,906
Corporate charges & inter segment profit in inventory	7,132	8,709	5,306	6,134

(Narrative below relates to adjusted numbers per the table above).

Lifting Segment Results

Fourth quarter 2016 revenue of $37.5 million was down $11.2 million, or 23%, year-over-year. Despite seeing an increase in backlog in 2016, the orders were received too late in the calendar year to allow units to be shipped. As a result, the revenues reflect lower sales of Manitex and PM cranes. Operating income of $2.1 million was 5.5% of revenue in fourth quarter 2016 versus operating income of $1.1 which was 2.2% of revenue in fourth quarter of 2015. Improved operating margin reflects the impact of cost reductions taken in 2016.

Full Year 2016 revenue of $173.0 million was down $20.4 million, or 10.6% over 2015. This is consistent with discussion throughout the year of the loss of sales particularly in the energy sector. Manitex straight mast and industrial cranes, and PM knuckle boom crane sales were all lower during the year. Additionally the mix of cranes reflected a large portion of lower capacity units. Operating income of $7.4 million was 4.3% of revenue in 2016 versus operating income of $10.8 million which was 5.6% of revenue in 2015. This decrease was a result of lower volumes combined with an unfavorable mix of lower capacity cranes.

ASV Segment Results

Fourth Quarter 2016 revenue of $25.0 million was down slightly compared to fourth quarter 2015. ASV continued to expand the ASV managed distribution throughout the quarter and focus on higher capacity machine sales, which offset lower sales of undercarriages to Caterpillar due to their reduced demand. Operating income of $1.7 million, or 6.8% of revenue in fourth quarter of 2016 versus operating income of $0.2 million, or 0.7% of revenue in fourth quarter of 2015. This increase in profit was a result of a full quarter of improved gross margins-a combination of selling higher capacity machines, and improved net pricing into the ASV managed distribution network and the benefit of cost reductions, including reduced SG&A costs.

Full Year 2016 revenue of $103.8 million was down $13.1 million, or 11.2% over 2015. While machine sales were down 6.4% in 2016, sales through ASV managed distribution continued to increase and reached 70% compared to 44% in 2015. Sales of undercarriages to Caterpillar were down 51%,or $9.8 million, and were the major part of the total year over year revenue reduction. Operating income of $6.5 million was 6.2% of revenue in 2016 versus operating income of $6.5 million which was 5.5% of revenue in 2015. This increase in profit was a result of improved gross margin as noted above, combined with lower SG&A expenses.

Equipment Distribution Segment

Fourth Quarter 2016 revenue of $4.0 was up $1.2 million or 41.4% over fourth quarter 2015, with the increase primarily related to used equipment sales and a slight increase in rental income offset by a decrease in parts sales. Operating loss of $(723,000) was (17.9)% of revenue in the fourth quarter of 2016 versus operating loss of $(146,000) which was (5.1)% of revenue in the fourth quarter of 2015. The higher fourth quarter 2016 loss was a result of aggressive pricing related to the sale of used equipment as the company sought to generate cash and decrease debt.

Full Year 2016 revenue of $16.9 million was up $3.7 million, or 28.1% over 2015. The increase, as previously mentioned, was primarily a result of used equipment sales as the company sought to reduce used inventory on hand. We also saw a slight increase in rental income offset by a reduction in part sales. Operating loss of $(2.4) million was (14.2)% of revenue in 2016 versus operating loss of $(136,000) which was (1.0)% of revenue in 2015. As previously noted, this increase in loss was a primarily result of aggressive pricing related to the aggressive sale of used equipment as the company sought to lower working capital, generate cash and decrease debt.

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 1-888-684-1282 if calling within the United States or 913-312-1448 if calling internationally. A replay will be available until March 13, 2017, and can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 4831879 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom trucks, cranes, and other related industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Badger, Sabre, and Valla. ASV, our Joint Venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the

Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 419-9915
dlangevin@manitex.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2016	2015
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$5,110	$5,918
Cash - restricted	1,308	—
Trade receivables (net)	47,267	50,101
Accounts receivable from related party	501	388
Other receivables	1,332	1,743
Inventory (net)	90,901	99,846
Prepaid expense and other	4,745	4,393
Current assets of discontinued operations	—	37,360

Total current assets	151,164	199,749

Total fixed assets (net)	37,241	41,381
Intangible assets (net)	56,809	63,675
Goodwill	70,248	71,337
Other long-term assets	1,978	3,003
Deferred tax asset	545	216
Non-marketable equity investment	—	5,752
Long-term assets of discontinued operations	—	16,310

Total assets	$317,985	$401,423

LIABILITIES AND EQUITY
Current liabilities
Notes payable—short term	$27,408	$27,212
Revolving credit facilities	—	—
Current portion of capital lease obligations	338	1,004
Accounts payable	45,778	53,601
Accounts payable related parties	4,373	1,611
Accrued expenses	16,658	17,708
Other current liabilities	2,150	2,030
Current liabilities of discontinued operations	—	16,870

Total current liabilities	96,705	120,036

Long-term liabilities
Revolving term credit facilities	35,562	38,872
Notes payable	49,986	64,174
Capital lease obligations	6,004	5,850
Convertible note-related party (net)	6,862	6,737
Convertible note (net)	14,098	13,923
Deferred gain on sale of building	1,058	1,288
Deferred tax liability	3,242	1,790
Other long-term liabilities	4,906	7,198
Long-term liabilities of discontinued operations	—	11,255

Total long-term liabilities	121,718	151,087

Total liabilities	218,423	271,123

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2016 and December 31, 2015	—	—
Common Stock—no par value 25,000,000 shares authorized, 16,200,294 and 16,072,100 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	94,324	93,186
Paid in capital	2,918	2,630
Retained earnings	(18,572)	16,588
Accumulated other comprehensive loss	(4,272)	(5,392)

Equity attributable to shareholders of Manitex International, Inc.	74,398	107,012
Equity attributable to noncontrolling interest	25,164	23,288

Total equity	99,562	130,300

Total liabilities and equity	$317,985	$401,423

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$64,979	$76,139	$288,959	$319,681
Cost of sales	54,967	63,642	240,375	260,775

Gross profit	10,012	12,497	48,584	58,906
Operating expenses
Research and development costs	1,208	1,222	4,877	4,983
Selling, general and administrative expenses	11,837	13,154	45,422	48,715

Total operating expenses	13,045	14,376	50,299	53,698

Operating (loss) income	(3,033)	(1,879)	(1,715)	5,208
Other income (expense)
Interest expense	(2,643)	(3,294)	(11,000)	(11,842)
Interest expense related to write off of debt issuance costs	(2,196)	—	(3,635)	—
Foreign currency transaction loss	(124)	(483)	(1,115)	(293)
Other income (loss)	28	(32)	897	(43)

Total other expense	(4,935)	(3,809)	(14,853)	(12,178)

Loss before income taxes and loss in non-marketable equity interest from continuing operations	(7,968)	(5,688)	(16,568)	(6,970)
Income tax (benefit) from continuing operations	212	(1,489)	(545)	(1,908)
Loss in non-marketable equity interest, net of taxes	—	(80)	(5,752)	(199)

Net loss from continuing operations	(8,180)	(4,279)	(21,775)	(5,261)
Discontinued operations:
(Loss) income from operations of discontinued operations (including loss on disposals and income taxes)	(7,237)	(1,663)	(13,959)	(63)

(Loss) earnings on discontinued operations	(7,237)	(1,663)	(13,959)	(63)
Net loss	(15,417)	(5,942)	(35,734)	(5,324)
Net loss (income) attributable to noncontrolling interest	1,140	447	574	(48)

Net loss attributable to shareholders of Manitex International, Inc.	$(14,277)	$(5,495)	$(35,160)	$(5,372)

Earnings (loss) Per Share
Basic
Loss from continuing operations attributable to shareholders’ of Manitex International, Inc.	$(0.44)	$(0.24)	$(1.31)	$(0.33)
(Loss) earnings from discontinued operations attributable to shareholders’s of Manitex International, Inc.	$(0.45)	$(0.10)	$(0.87)	$—
Loss attributable to shareholders’ of Manitex International, Inc.	$(0.88)	$(0.34)	$(2.18)	$(0.34)
Diluted
Loss from continuing operations attributable to shareholders’ of Manitex International, Inc.	$(0.44)	$(0.24)	$(1.31)	$(0.33)
(Loss) earnings from discontinued operations attributable to shareholders’s of Manitex International, Inc.	$(0.45)	$(0.10)	$(0.87)	$—
Loss attributable to shareholders’ of Manitex International, Inc.	$(0.88)	$(0.34)	$(2.18)	$(0.34)
Weighted average common shares outstanding
Basic	16,174,403	16,015,219	16,133,284	15,970,074
Diluted	16,174,403	16,015,219	16,133,284	15,970,074

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	For the years ended December 31,
	2016	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(35,734)	$(5,324)	$6,967
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	11,241	11,506	3,605
Changes in allowances for doubtful accounts	(162)	(1)	2
Acquisition expenses financed by seller	—	—	183
Loss (gain) on disposal of assets	44	(136)	—
Changes in inventory reserves	1,655	792	97
Deferred income taxes	1,178	(2,074)	(254)
Amortization of deferred financing cost	4,336	1,204	259
Revaluation of contingent acquisition liability	(915)	—	—
Write down of goodwill	275	—	—
Amortization of debt discount	528	743	—
Change in value of interest rate swaps	(776)	(706)	—
Loss in non-marketable equity interest	5,752	199	—
Share-based compensation	1,129	1,481	1,104
Deferred gain on sale and lease back	(124)	301	—
Reserves for uncertain tax provisions	54	60	(35)
Loss on sale of discontinued operations	16,913	1,378	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	1,119	18,762	(4,671)
(Increase) decrease in inventory	2,174	(8,095)	(7,803)
(Increase) decrease in prepaid expenses	(368)	(3,253)	318
(Increase) decrease in other assets	189	111	(123)
Increase (decrease) in accounts payable	(4,259)	8,225	485
Increase (decrease) in accrued expense	(662)	(2,475)	(1,105)
Increase (decrease) in income tax payable on ASV conversion	—	(16,231)	—
Increase (decrease) in other current liabilities	171	(658)	300
Increase (decrease) in other long-term liabilities	(1,356)	1,403	(30)
Discontinued operations—cash provided by (used) for operating activities	(5,406)	(837)	(802)

Net cash (used) for provided by operating activities	(3,004)	6,375	(1,503)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(13,747)	(24,998)
Proceeds from the sale of fixed assets	206	518	—
Purchase of property and equipment	(1,486)	(2,327)	(751)
Investment in intangibles other than goodwill	(97)	(233)	—
Proceeds from the sale of discontinued operations	19,074	6,525	—
Discontinued operations—cash used for investing activities	746	(138)	(173)

Net cash provided by (used) for investing activities	18,443	(9,402)	(25,922)

Cash flows from financing activities:
Borrowings—2014 term loan	—	14,000	—
Repayment of 2014 term loan	(2,200)	(11,800)	—
Net proceeds from stock offering	—	—	12,500
New borrowings—convertible notes	—	15,000	7,500
(Payments) Borrowing on revolving term credit facilities	(11,900)	1,045	3,957
Net borrowings (repayments) on working capital facilities	1,828	(4,274)	294
Investment received from noncontrolling interest	2,450	—	—
New borrowings—except 2014 term loan	30,701	2,446	677
Note payments	(43,703)	(8,119)	(947)
Bank fees and cost related to new financing	(2,155)	(1,274)	(519)
Shares repurchased for income tax withholding on share-based compensation	(80)	(75)	(114)
Proceeds from sale and leaseback	4,080		—
Excess tax benefits related to vesting of restricted stock	—	—	22
Proceeds from capital leases	—	—	942
Payments on capital lease obligations	(510)	(1,446)	(1,397)
Discontinued operations—cash used for financing activities	4,735	437	3,731

Net cash (used) for provided by financing activities	(16,754)	5,940	26,646

Net (decrease) increase in cash and cash equivalents	(1,315)	2,913	(779)
Effect of exchange rate changes on cash	1,815	(1,363)	(944)
Cash and cash equivalents at the beginning of the year	5,918	4,368	6,091

Cash and cash equivalents at end of period	$6,418	$5,918	$4,368

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended December 31, 2016, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, and Foreign exchange and other, and depreciation and amortization) and Adjusted Net Income (net income attributable to Manitex shareholders adjusted for acquisition transaction related and restructuring and related expense, net of tax, and change in net income attributable to non-controlling interest). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of Operating Income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, Foreign exchange and other, and depreciation and amortization (Adjusted EBITDA), and Adjusted Net Income, GAAP net income adjusted for acquisition transaction and restructuring related expense are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the full year and three month periods ended December, 2015 and 2016 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Operating (Loss) Income from Continuing Operations to Adjusted EBITDA (in thousands)

	Three Months Ended		Full Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Operating (loss) income	$(3,033)	$(1,879)	$(1,715)	$5,208
Pre-tax:- transaction related, restructuring and related expense and foreign exchange and other adjustments	4,835	1,345	7,920	5,820
Adjusted operating income (loss)	$1,802	$(534)	$6,205	$11,028
Depreciation & Amortization	2,634	2,759	11,241	11,506
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$4,436	$2,225	$17,446	$22,534
Adjusted EBITDA % to sales	6.8%	2.9%	6.0%	7.0%

Reconciliation of GAAP Net Income (loss) From Continuing Operations Attributable to Shareholders of Manitex International to Adjusted Net Income (loss) From continuing Operations Attributable to Shareholders of Manitex International (in thousands)

	Three Months Ended		Full Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net (loss) income attributable to shareholders	$(7,040)	$(3,832)	$(21,201)	$(5,309)
Pre – tax:- transaction related, restructuring and related and Foreign Exchange and other expense adjustments	7,787	2,093	18,451	6,687
Tax effect based on effective tax rate	423	390	423	845
Adjusted Net Income (loss) from continuing operations attributable to Manitex shareholders	$324	$(2,129)	$(3,172)	$533
Weighted average diluted shares outstanding	16,174,403	16,015,219	16,133,284	15,970,074
Diluted (loss) per share attributable to shareholders as reported	$(0.44)	$(0.24)	$(1.31)	$(0.33)
Total EPS Effect	$0.46	$0.11	$1.12	$0.37
Adjusted Diluted earnings (loss) per share attributable to shareholders	$0.02	$(0.13)	$(0.20)	$(0.03)

Transaction, restructuring, and other expense adjustments

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on the effective tax rate to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Three Months Ended December 31, 2016	Pre-tax	After-tax	EPS
Normalized plant absorption levels	$2,931	$2,732	$0.17
Write off deferred financing fees	$2,196	$2,119	$0.13
Deferred tax timing adjustment	$1,740	$1,740	$0.11
Sales at negative margins	$638	$593	$0.04
Non cash provision adjustments	$622	$588	$0.04
Restructuring fees	$415	$386	$0.02
Forex	$322	$299	$0.02
Stock compensation	$229	$213	$0.01
Adjust minority interest	$(1,306)	$(1,306)	$(0.08)
Total	$7,787	$7,364	$0.46

Full Year Ended December 31, 2016	Pre-tax	After-tax	EPS
Write off equity investment	$5,752	$5,752	$0.36
Normalized plant absorption levels	$3,745	$3,546	$0.22
Write off deferred financing fees	$3,635	$3,558	$0.22
Restructuring fees	$1,626	$1,597	$0.10
Sales at negative margins	$1,082	$1,037	$0.06
Deferred tax timing adjustment	$931	$931	$0.06
Stock compensation	$844	$828	$0.05
Goodwill impairment/other	$794	$794	$0.05
Forex	$726	$703	$0.04
Non cash provision adjustments	$622	$588	$0.04
Adjust minority interest	$(1,306)	$(1,306)	$(0.08)
Total	$18,451	$18,028	$1.12

Backlog from Continuing Operations

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	January 31, 2017	December 31, 2016	September 30, 2016	December 31, 2015
Backlog Continuing Operations	$51,887	$38,089	$27,099	$65,355
January 31, 2017 change versus prior periods		36.2%	91.5%	(20.6%)

Current Ratio is calculated by dividing current assets by current liabilities (but excludes assets and liabilities from discontinued operations).

	December 31, 2016	December 31, 2015
Current Assets	$151,164	$162,389
Current Liabilities	96,705	103,166
Current Ratio	1.6	1.6

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by the trailing twelve month Adjusted EBITDA.

	December 31, 2016	December 31, 2015
Current portion of long term debt	27,408	27,212
Current portion of capital lease obligations	338	1,004
Revolving term credit facilities	35,562	38,872
Notes payable – long term	49,986	64,174
Capital lease obligations	6,004	5,850
Convertible Notes	20,960	20,660
Debt	$140,258	$157,772
Adjusted EBITDA (TTM)	$17,446	$22,534
Debt to Adjusted EBITDA Ratio	8.0	7.0

Interest Cover is calculated by dividing Adjusted EBITDA (GAAP Operating Income adjusted for acquisition transaction expense and restructuring related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period by cash interest expense.

	12 Month Period January 1, 2016 to December 31, 2016	12 Month Period January 1, 2015 to December 31, 2015
Adjusted EBITDA	$17,446	$22,534
Interest Expense	11,000	11,842
Interest Cover Ratio	1.6	1.9

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	December 31, 2016	December 31, 2015
Trade receivables (net)	$47,768	$50,489
Inventory (net)	90,901	99,846
Less: Accounts payable	50,151	55,212
Total Operating Working Capital	$88,518	$95,123
% of Trailing Three Month Annualized Net Sales	33.7%	31.2%

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter, multiplied by four.

	Three Months Ended
	December 31, 2016	December 31, 2015	September 30, 2016
Net sales	$65,617	$76,139	$62,636
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$262,468	$304,556	$250,544

Working capital is calculated as total current assets less total current liabilities (but excludes assets and liabilities from discontinued operations).

	December 31, 2016	December 31, 2015
Total Current Assets	$151,164	$162,389
Less: Total Current Liabilities	96,705	103,166
Working Capital	$54,459	$59,223